Exhibit 9.1

SUBSCRIPTION AGREEMENT

This subscription agreement (the “Agreement”) is entered into on July 26th, 2019 (the “Effective Date”) by and between Cuentas, Inc., a Florida corporation with principal offices at 19 W. Flagler St., Suite 902, Miami, FL 33130, (the “Company”), Dinar Zuz LLC, a Florida limited liability company with principal offices at 1898 NW 74th Avenue, Pembrook Pines, FL 33024, (the “Subscriber”), and Arik Maimon and Michael De Prado (the “Series B Holders”).

1.	Purchase.

	a.	Purchase of Securities. Pursuant to the terms hereof, Subscriber subscribes for and the Company hereby accepts the offer the Subscriber has made to purchase 166,667 shares of common stock, $0.001 par value per share (the “Shares”), at a price of $3.00 per share, in any case the total such shares being purchased not being less than equal to five percent (5%) of the outstanding shares of the Company at February 28,2019, for the sum of $500,000 (the “Purchase Price”), which the Company acknowledges receiving in cash. The Company shall issue the Shares to the Subscriber, and the Subscriber hereby purchases the Shares from the Company. Concurrently with the Subscriber’s execution of this Agreement, the Company shall, at its option, deliver to the Subscriber a certificate registered in the Subscriber’s name representing the shares (the “Original Certificate”), or effect such delivery in book-entry form.

	b.	Convertible Note.

		i.	Principle amount of the Note. The Subscriber shall subscribe for and make loans to the Company which shall be evidenced by a convertible note for the principal amount of $2,000,000 (the “Note”) containing the following terms:

			1.	Term of the Note. The Note shall have a term of three years and have a maturity date of February 28, 2022.

			2.	Funding. The Subscriber shall fund the Note pursuant to provisions of Schedule l(b)(iii) hereto.

			3.	Repayment. At the Subscriber’s discretion, the Note may be converted into shares of Common Stock of the Company at a discount of twenty five percent (25%) off the share price of the Company’s common stock at the date of conversion, provided that such conversion price shall not be less $3 (but subject to the provision in Paragraph 1b ii below).

		ii.	Total Investment. Provided that the Subscriber has funded the Note pursuant to Section 1(b) of this Agreement, in the total amount of $2,500,000 (including the initial $500,000 investment) the Note will be convertible by Subscriber into Shares, the Subscriber in an amount (including the original Shares subscribed for on February 28.2019) equal to no less than twenty-five percent (25%) of the outstanding shares of the Company on February 28, 2020.

2.	Representations, Warranties and Agreements.

a.	Subscriber’s Representations, Warranties and Agreements. To induce the Company to issue the Shares to the Subscriber, the Subscriber hereby represents and warrants to the Company and agrees with the Company as follows:

i.	No Government Recommendation or Approval. The Subscriber understands that no federal or state agency has passed upon or made any recommendation or endorsement of the offering of the Shares.

ii.	No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Subscriber of the transactions contemplated hereby do not violate, conflict with or constitute a default under (A) the formation and governing documents of the Subscriber, (B) any agreement, indenture or instrument to which the Subscriber is a party or (C) any law, statute, rule or regulation to which the Subscriber is subject, or any agreement, order, judgment or decree to which the Subscriber is subject.

iii.	Organization and Authority. The Subscriber is a Florida limited liability company, validly existing and in good standing under the laws of Florida and possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. Upon execution and delivery by you, this Agreement is a legal, valid and binding agreement of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

iv.	Experience, Financial Capability and Suitability. Subscriber is: (i) sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares and (ii) able to bear the economic risk of its investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act (as defined below) and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Subscriber is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Subscriber must bear the economic risk of this investment until the Shares are sold pursuant to: (i) an effective registration statement under the Securities Act or (ii) an exemption from registration available with respect to such sale. Subscriber is able to bear the economic risks of an investment in the Shares and to afford a complete loss of Subscriber’s investment in the Shares.

v.	Access to Information; Independent Investigation. Prior to the execution of this Agreement, the Subscriber has had the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained. In determining whether to make this investment, Subscriber has relied solely on Subscriber’s own knowledge and understanding of the Company and its business based upon Subscriber’s own due diligence investigation and the information furnished pursuant to this paragraph.

Subscriber understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this Section 2 and Subscriber has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or its prospects.

vi.	Regulation D Offering. Subscriber represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 50l(a) of Regulation D under the Securities Act or similar exemptions under state law.

vii.	Investment Purposes. The Subscriber is purchasing the Shares solely for investment purposes, for the Subscriber’s own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof. The Subscriber did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

viii.	Restrictions on Transfer. Subscriber understands the Shares are being offered in a transaction not involving a public offering within the meaning of the Securities Act. Subscriber understands the Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and Subscriber understands that the certificates or book-entries representing the Shares will contain a legend in respect of such restrictions. If in the future the Subscriber decides to offer, resell, pledge or otherwise transfer the Shares, such Shares may be offered, resold, pledged or otherwise transferred only pursuant to: (i) registration under the Securities Act, or (ii) an available exemption from registration. Subscriber agrees that if any transfer of its Shares or any interest therein is proposed to be made, as a condition precedent to any such transfer, Subscriber may be required to deliver to the Company an opinion of counsel satisfactory to the Company. Absent registration or an exemption, the Subscriber agrees not to resell the Shares.

ix.	No Governmental Consents. No governmental, administrative or other third party consents or approvals are required, necessary or appropriate on the part of Subscriber in connection with the transactions contemplated by this Agreement.

b.	Company’s Representations, Warranties and Agreements. To induce the Subscriber to purchase the Shares, the Company hereby represents and warrants to the Subscriber and agrees with the Subscriber as follows:

i.	Organization and Corporate Power. The Company is a Florida corporation and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

ii.	Title to Securities. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Shares will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Subscriber will have or receive good title to the Shares, free and clear of all liens, claims and encumbrances of any kind, other than (A) transfer restrictions hereunder and other agreements to which the Shares may be subject which have been notified to the Subscriber in writing, (B) transfer restrictions under federal and state securities laws, and (C) liens, claims or encumbrances imposed due to the actions of the Subscriber.

3.	Restrictions on Transfer.

a.	Securities Law Restrictions. Subscriber agrees not to sell, transfer, pledge, hypothecate or otherwise dispose of all or any part of the Shares unless, prior thereto (a) a registration statement on the appropriate form under the Securities Act and applicable state securities laws with respect to the Shares proposed to be transferred shall then be effective or (b) the Company has received an opinion from counsel reasonably satisfactory to the Company, that such registration is not required because such transaction is exempt from registration under the Securities Act and the rules promulgated by the Securities and Exchange Commission thereunder and with all applicable state securities laws.

b.	Restrictive Legends. Any certificates representing the Shares shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.”

4.	Other Agreements

a.	Use of Proceeds. The Company and the Purchaser appoint Ran Daniel, the Company’s Chief Financial Officer, who will, at the Subscriber’s reasonable requests, certify that the Company’s use of proceeds conforms to Schedule 4(a).

b.	Binding LOI. This “SUBSCRIPTION AGREEMENT” complies with terms included in the “BINDING TERM SHEET BETWEEN CUENTAS INC. (“Company”) and OPTIMA FIXED INCOME LLC (“Optima”)” and further confirms and validates that the original terms and conditions of the “BINDING TERM SHEET...” document executed on Feb. 28, 2019 between the parties remain in full effect.

c.	Board Appointment. The Subscriber shall have a right to appoint a director to the board of directors of the Company four until such time as Subscribers ownership in the Company is less than ten percent (10%) of the issued and outstanding shares of the Company’s common stock.

d.	Voting of Preferred Shares. Upon delivery of the Purchase Price, and provided that, and only as long as, the Subscriber funds the Note pursuant to Schedule l(b)(iii) of this Agreement, then the Subscriber shall receive a proxy to vote with the controlling Series B Holders in an amount equal to one half of their Series B preferred shares of the Company At any meeting of the Series B Holders

e.	Dilution. The Subscriber and the Series B Holders (Arik Maimon and Michael De Prado) shall not be diluted except with their consent.

5.	Miscellaneous

a.	Further Assurances. Subscriber agrees to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

b.	Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

c.	Entire Agreement. This Agreement and the Convertible Note embodies the entire agreement and understanding between the Subscriber and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

d.	Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

e.	Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

f.	Assignment. The rights and obligations under this Agreement may be assigned by Subscriber to its affiliates provided such an affiliate is an Accredited investor. without the prior written consent of the other party.

g.	Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third party beneficiary of this Agreement.

h.	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of Florida applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof.

i.	Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

J.	No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

k.	Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive the execution and delivery hereof and any investigations made by or on behalf of the parties.

l.	No Broker or Finder. Each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other. Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

m.	Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

n.	Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

o.	Mutual Drafting. This Agreement is the joint product of the Subscriber and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

p.	Indemnification. Each party shall indemnify the other against any loss, cost or damages (including reasonable attorney’s fees and expenses) incurred as a result of such party’s breach of any representation, warranty, covenant or agreement in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in its name as of the date first above written.

COMPANY: Cuentas, Inc.	SUBSCRIBER: Dinar Zuz LLC

/s/ Arik Maimon	/s/ Yochanon Bruk
Arik Maimon, CEO	Yochanon Bruk - Authorized Member, Manager

SERIES B HOLDER:	SERIES B HOLDER:

/s/ Arik Maimon	/s/ Michael De Prado
Arik Maimon	Michael De Prado

[Signature Page to Subscription Agreement]

Schedule l(b)(iii)

Note Funding Schedule with Completed and Future Payments

Date	Payment Amount	Status
2/28/19	$500,000	Paid
5/10/19	$550,000	Paid
5/29/19	$200,000	Paid
7/26/19	$250,000	Paid at the Execution of this Agreement
10/26/19	$500,000	Future Payment
1/26/20	$500,000	Future Payment
Total	$2,500,000

Schedule 4(a)

USE OF PROCEEDS

Cuentas Inc.

Item

Item	U.S. Dollars in thousands

	Q1	Q2	Q3	Q4	Total
Software maintenance and support				$250,000	$250,000
Product development	$100,000	$100,000	$50,000	$25,000	$275,000
Sutton Fee	$25,000				$25,000
SDI		$50,000	$50,000	$75,000	$175,000
Inventory - SDI ( POS)		$110,000		$110,000	$220,000
Marketing		$38,250	$38,250	$38,500	$115,000
Working Capital	$150,000	$150,000	$150,000	$150,000	$600,000
Legal	$25,000	$25,000	$25,000	$25,000	$100,000
Next Comm		$150,000	$150,000	$150,000	$450,000
Incomm	$150,000	$50,000	$45,000	$45,000	$290,000
Total	$450,000	$673,250	$508,250	$1,118,500	$2,500,000